UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2016

RIGHTSIDE GROUP, LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001-36262	32-0415537
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5808 Lake Washington Blvd. NE, Suite 300 Kirkland, Washington	98033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 298-2500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Compensation Plan

On July 28, 2016, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Rightside Group, Ltd. (the “Company”) amended its director compensation plan for its non-employee directors based on guidelines provided by Compensia, Inc., the Company’s independent compensation consultant, as set forth below. The amendment to the cash retainer fees became effective August 1, 2016.  In addition, the Committee approved acceleration of equity awards to non-employee directors in a Change In Control (as defined in the Company’s 2014 Incentive Award Plan) of the Company.

In connection with the amendment to the director compensation plan, each non-employee director was granted his or her annual equity grants on July 28, 2016, which comprised 3,883 restricted stock units and 9,708 shares subject to stock options.  Each of the restricted stock unit and stock option awards will vest in equal quarterly installments over one year from the grant date.

General Board member retainer	$25,000
Audit Committee Chair retainer	$15,000
Compensation Committee Chair retainer	$10,000
Nominating and Corporate Governance Committee Chair retainer	$6,000
Audit Committee member retainer	$6,800
Compensation Committee member retainer	$5,000
Nominating and Corporate Governance Committee member retainer	$3,000
Initial equity grant	$113,300 value (restricted stock units)(1)(2)
Annual equity grant	$92,500 value (50% of the value will be issued in restricted stock units and 50% of the value will be issued in stock options)(1)(3)
(1)	The number of restricted stock units granted will be calculated using the closing price of a single share of the Company’s common stock on the date of grant.
(2)	The grant, which vests in equal quarterly installments over three (3) years from the date of grant, is awarded on or about the date on which such person first becomes a non-employee director.
(3)

The number of restricted stock units and stock options granted will be calculated using the closing price of a single share of the Company’s common stock on the date of grant.  The grants of restricted stock units and stock options, which vest in equal quarterly installments over one (1) year from the date of grant, is awarded following the annual meeting of stockholders each year.

Non-Executive Chairman Agreement

On July 29, 2016, David E. Panos, the Chairman of the Board, entered into an agreement (the “Agreement”) with the Company effective June 3, 2016 relating to his services to the Company as Chairman, and in other capacities.  The Agreement terminates on the earlier of (1) June 3, 2017 and (2) the date on which Mr. Panos ceases to serve as Chairman of the Board. In lieu of cash compensation granted to other non-employee directors of the Board, Mr. Panos is entitled to annual cash compensation of $110,000, as well as an additional $30,000 for business development services through December 31, 2016. During the term, Mr. Panos (and his spouse and eligible dependents to the extent provided in the applicable plans and programs) are eligible to participate in the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees, including medical, dental and vision insurance plans and programs.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01 Other Events.

Non-Employee Director Stock Ownership Policy

On July 30, 2016, the Nominating and Corporate Governance Committee of the Board of the Company adopted the Non-Employee Director Stock Ownership Policy (the “Policy”) to more closely align the interests of its directors with those of its stockholders.  Under the Policy, current non-employee directors have up to three years from the Policy approval date to reach the target stock ownership level of four times the general Board member annual retainer fee. Any new non-employee directors will have three years from the date of their initial election to the Board to comply with this Policy.  The target stock ownership level will be recalculated whenever the directors’ annual retainer is increased.

Item 9.01             Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Non-Executive Chairman Agreement between Rightside Group, Ltd. and David E. Panos, dated July 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2016	RIGHTSIDE GROUP, LTD.

	By:	/s/ Rick Danis
Rick Danis
General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Non-Executive Chairman Agreement between Rightside Group, Ltd. and David E. Panos, dated July 29, 2016.